Exhibit 99.1

Financial Report April – June 2018

Step-up in growth for a more focused Autoliv

(Stockholm, Sweden, July 27, 2018) – For the three-month period ended June 30, 2018, Autoliv, Inc. (NYSE: ALV and SSE: ALIV.Sdb), the worldwide leader in automotive safety systems, reported consolidated sales growth of 11.5% to $2,212 million for Continuing Operations. Quarterly organic sales* grew by 7.3%. Significant geographic organic growth* contributors were China with 18% and Americas with 13%. Seatbelts grew organically* by 11% and airbags by 6%. The reported operating margin was 10.4%. The adjusted operating margin* was 10.4% (for non-U.S. GAAP measures see enclosed reconciliation tables).

For the full year 2018, the indication is for organic sales to increase by around 8% and an adjusted operating margin of more than 11%. (See the “Outlook” section on the next page for further discussion of organic sales and adjusted operating margin, which are forward-looking non-U.S. GAAP measures).

All the results herein present the performance of Autoliv giving effect to the Veoneer, Inc. spin-off, Autoliv’s former Electronics segment. Historical financial results of Veoneer are reflected as discontinued operations, with the exception of cash flows, which are presented on a consolidated basis of both continuing and discontinued operations and net income attributable to a controlling interest (Consolidated Autoliv). The restated historical financial statements reflecting the Veoneer spin-off are unaudited, but have been derived from Autoliv’s historical audited annual reports.

Key Figures

(Dollars in millions, except per share data)	Q2 2018	Q2 2017	Change
Net sales Continuing Operations	$2,211.5	$1,983.9	11.5%
Operating income Continuing Operations	$229.1	$219.8	4.2%
Operating margin Continuing Operations	10.4%	11.1%	(0.7)pp
Adjusted operating margin Continuing Operations 1)	10.4%	10.9%	(0.5)pp
Earnings per share Continuing Operations, diluted 2, 3)	$2.20	$1.54	42.9%
Adjusted earnings per share Continuing Operations, diluted 1, 2, 3)	$2.22	$1.50	48.0%
Operating cash flow on a consolidated basis	$47.4	$179.4	(73.6)%

1) Excluding costs for capacity alignments and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Comments from Mikael Bratt, President & CEO

“With the Veoneer spin-off executed successfully, the Autoliv team is now fully focused on our occupant safety products, managing the product launches and delivering value to our stakeholders.

Built on previous years’ strong order intake, the second quarter marked the step-up in organic growth that we have been anticipating. The number of product launches in the second quarter of 2018 increased by 72% compared to a year earlier. In the quarter, the growth markets, China, India, ASEAN and South America, made up 60% of the organic growth*, taking their share of sales from 21% to 24%, with China leading the way by growing organically* by 18%. North America grew by close to 12% organically*.

The product launches are on track, with some delays in ramp-up of certain models and at a somewhat elevated level of launch costs. We had some headwinds from raw material pricing and currency movements in the second quarter, which limited the positive effects from the strong sales growth. Our 2018 full year indication and continued strong order intake supports that we are on track towards our 2020 targets, and we are fully focused on delivering more than $10 billion in sales and around 13% adjusted operating margin in 2020.

Favorable industry fundamentals continued to drive higher global automotive demand and production in the quarter. We carefully monitor the development of issues fundamental to our business such as possible NAFTA renegotiations and various trade barriers on raw materials and automotive products.

With a never-ending focus on quality, innovation and operational excellence, we continue to execute on our growing business volumes and new opportunities in a more focused Autoliv.”

An earnings conference call will be held at 2:00 p.m. (CET) today, July 27. To follow the webcast or to obtain the pin code and phone number, please access www.autoliv.com. The conference slides will be available on our web site as soon as possible following the publication of this earnings report.

Q2 Report – 2018	2nd Quarter

Outlook

Mainly based on our customer call-offs and light vehicle production outlook according to IHS, the indication for organic sales growth for Autoliv Continuing Operations for the full year is around 8%. Currency translations are expected to have a combined positive effect of around 2%, resulting in a consolidated sales increase of around 10%. The indication for adjusted operating margin for Autoliv Continuing Operations for the full year 2018 is more than 11%.

The projected tax rate, excluding discrete items, for Continuing Operations, for the full year 2018, is expected to be around 27%, and is subject to change due to any discrete or nonrecurring events that may occur.

The projected operating cash flow for Continuing Operations for the full year 2018 excluding any discrete items is expected to be on a similar level to full year 2017, which was $870 million.

The projected capital expenditures, net, for Continuing Operations, for the full year 2018 is expected to be in the range of 5-6% of sales.

The forward looking non-U.S. GAAP financial measures above are provided on a non-U.S. GAAP basis. Autoliv has not provided a U.S. GAAP reconciliation of these measures because items that impact these measures, such as costs related to capacity alignments and antitrust matters, cannot be reasonably predicted or determined. As a result, such reconciliation is not available without unreasonable efforts and Autoliv is unable to determine the probable significance of the unavailable information.

Spin-off update

On June 29, 2018, Autoliv completed the spin-off of its Electronics business into Veoneer, Inc. through the pro-rata distribution of all of the outstanding shares of Veoneer common stock to Autoliv stockholders. The intent is for the spin-off to be tax free to Autoliv and to stockholders in the U.S. and Sweden. On July 2, 2018, Veoneer’s common stock began regular-way trading on the New York Stock Exchange under the symbol “VNE” and its SDRs began trading on Nasdaq Stockholm under the symbol “VNE SDB”.

Through the spin-off, the Company expects additional value for shareholders and other stakeholders will be created by the ability to better address two distinct, growing markets with leading product offerings.

After completion of the spin-off, Mikael Bratt assumed the role of Chief Executive Officer of Autoliv. Mats

Backman continues in his role as Chief Financial Officer of Autoliv.

On June 18, Autoliv announced that S&P Global Ratings affirmed its A- rating on Autoliv’s long term debt.

Total cost for the separation of our business segments in 2017 and 2018, including tax effects, amount to around $105 million compared to the original estimate of up to $150 million.

In connection with the spin-off, Autoliv provided Veoneer with an initial capitalization of approximately $1 billion. Autoliv raised the majority of the needed capital through debt financing, while the remaining amount of the capital injection was funded through cash on hand. Further information on the spin-off can be found at autoliv.com.

Q2 Report – 2018	2nd Quarter

Second Quarter Financial Highlights

Consolidated net sales for Continuing Operations increased by 11.5% compared to the same quarter of 2017 with an organic growth* of 7.3% and positive currency translation effects of 4.2%. All regions grew organically, with North America and China as key growth areas. Organic sales growth outperformed LVP growth (according to IHS) in all regions except Europe and Rest of Asia. Adjusted operating margin* for Continuing Operations, excluding costs for capacity alignments and antitrust related matters, decreased by 50bps to 10.4%, compared to the same quarter of 2017, as headwinds from raw material costs, currency movements, increased R,D&E, net costs and launch related costs, were not fully offset by operating leverage on the increased sales. EPS for Continuing Operations, diluted, increased by 43% to

$2.20, as compared to the same quarter of 2017, mainly due to higher gross profit and lower tax, partly offset by increased R,D&E, net. Operating cash flow for Autoliv (including both Continuing and Discontinued Operations) of $47 million was $132 million lower than the same quarter of the prior year due to costs for separating our business segments and increased operating working capital driven mainly by increased sales and unfavorable geographic and timing effects. Net debt* was $1,785 million, compared to $575 million the previous quarter. The increase in net debt relates mainly to the capitalization of Veoneer. The leverage ratio* increased from 0.7x at March 31, 2018 to 1.6x as a result of the higher net debt.

Honda Amaze Driver airbag with steering wheel, passenger airbag and seatbelt with pretensioner.	Geely Borui GE Driver airbag with steering wheel, passenger airbag, side airbag, inflatable curtain and seatbelt with pretensioner.	Honda Insight Passenger airbag, inflatable curtain, side airbag, seatbelt with pretensioner.
Lynk & Co 02 Passenger airbag, side airbag, inflatable curtain, seatbelt with pretensioner and hood lifter.	VW Jetta Driver airbag with steering wheel, seatbelt with pretensioner.	Subaru Ascent Passenger airbag, side airbag and seatbelt with pretensioner.
VW Lavida Driver airbag with steering wheel, passenger airbag and seatbelt.	Ford Focus Passenger airbag, knee airbag, side airbag and seatbelt with pretensioner.	Volvo V60 Driver airbag with steering wheel, active seatbelt with pretensioner and pyro safety switch.

Launches in the 2nd Quarter

Sales by Product

Change vs. same quarter last year
Quarter April - June 2018
	Q2 2018	Q2 2017	Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
Airbag Products and Other2)	$1,437.9	$1,316.6	$121.2	$48.5	$72.7
			9.2%	3.7%	5.5%
Seatbelt Products2)	$773.6	$667.3	$106.3	$33.8	$72.5
			15.9%	5.0%	10.9%
Total	$2,211.5	$1,983.9	$227.5	$82.3	$145.2
			11.5%	4.2%	7.3%
1) Effects from currency translations. 2) Including Corporate and other sales.

Airbag sales had solid organic growth* of 5.5%, mainly from steering wheels in North America, China and Europe, and from inflatable curtains in North America. The main organic sales decline was in inflatable curtains in Europe.

Seatbelt sales grew organically* by close to 11% in the quarter, mainly driven by growth in China and in North America. Seatbelt sales in all regions except South Korea grew organically.

Inflator replacement sales affected Continuing Operations organic sales growth* negatively by around 0.3pp.

Q2 Report – 2018	2nd Quarter

Sales by Region

Change vs. same quarter last year
Quarter April - June 2018
	Q2 2018	Q2 2017	Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
Asia	$792.2	$693.5	$98.6	$34.2	$64.4
			14.2%	4.9%	9.3%
Whereof: China	$385.1	$306.8	$78.2	$23.1	$55.1
			25.5%	7.5%	18.0%
Japan	$195.5	$185.2	$10.3	$3.8	$6.5
			5.6%	2.1%	3.5%
RoA	$211.6	$201.5	$10.1	$7.3	$2.8
			5.0%	3.6%	1.4%
Americas	$682.3	$612.5	$69.8	$(8.9)	$78.7
			11.4%	(1.4)%	12.8%
Europe	$737.0	$677.9	$59.1	$57.0	$2.1
			8.7%	8.4%	0.3%
Total	$2,211.5	$1,983.9	$227.5	$82.3	$145.2
			11.5%	4.2%	7.3%

1) Effects from currency translations

Sales grew organically* by 7.3% in the second quarter 2018 compared to the second quarter 2017, which is more than 3 percentage points above the LVP growth (according to IHS). The largest contributors to growth were the Americas and China partly offset by effects from South Korea. The inflator replacement sales had a negative impact of around 0.3pp.

The organic sales increase* of 18% from Autoliv’s companies in China was driven by both the domestic and the global OEMs. Sales to domestic OEMs are primarily driven by a continued tailwind from new models with Geely, including Lynk & Co, along with Great Wall. The growth in sales to the global OEMs was mainly driven by sales to VW, Nissan and Honda.

The organic sales growth* of 3.5% from Autoliv’s companies in Japan was driven by the Japanese OEMs, in particular Mitsubishi, Nissan and Subaru.

The organic sales growth* from Autoliv’s companies in the Rest of Asia was driven by strong sales development in India, mainly to Suzuki, Honda and Tata, and in Thailand, almost offset by organic sales decline in South Korea, mainly with Hyundai/Kia.

Sales from Autoliv’s companies in Americas increased organically* by 12.8%, driven by strong performance in both North and South America. North America grew by close to 12% organically*, driven primarily by new launches at FCA, Honda, Nissan and Tesla. This was partly offset by lower sales to GM, Ford and Daimler and lower inflator replacement sales. Overall growth was mainly driven by seatbelts, steering wheels and inflatable curtains. South America grew organically by 34%, driven by a continued strong performance with FCA and VW.

Autoliv’s companies in Europe grew organically* by 0.3%. The organic growth was driven largely by VW, Daimler and Renault. This growth was offset by sales declines with JLR, Nissan, FCA and PSA.

Light Vehicle Production Development

Change vs. same quarter last year
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS Q2 estimate, Jul 16, 2018	8.7%	1.1%	5.0%	0.0%	4.1%	4.1%
LVP, IHS Q2 estimate, Apr 17, 2018	9.1%	(0.8)%	4.8%	5.0%	4.8%	5.3%

Q2 Report – 2018	2nd Quarter

Earnings

(Dollars in millions, except per share data)	Q2 2018	Q2 2017	Change
Net Sales	$2,211.5	$1,983.9	11.5%
Gross profit	$439.7	$415.3	5.9%
% of sales	19.9%	20.9%	(1.0)pp
S,G&A	$(99.8)	$(105.0)	(5.0)%
% of sales	(4.5)%	(5.3)%	0.8pp
R,D&E net	$(117.5)	$(95.7)	22.8%
% of sales	(5.3)%	(4.8)%	(0.5)pp
Operating income	$229.1	$219.8	4.2%
% of sales	10.4%	11.1%	(0.7)pp
Adjusted operating income1)	$230.2	$216.3	6.4%
% of sales	10.4%	10.9%	(0.5)pp
Income before taxes	$210.1	$201.2	4.4%
Tax rate	8.1%	32.4%	(24.3)pp
Income attributable to controlling interest from Continuing Operations	$192.7	$135.7	42.0%
Net income attributable to controlling interest (Consolidated Autoliv)	$37.2	$129.8	(71.3)%
Earnings per share Continuing Operations, diluted2, 3)	$2.20	$1.54	42.9%
Adjusted earnings per share Continuing Operations, diluted1, 2, 3)	$2.22	$1.50	48.0%
Earnings per share, diluted 2, 3) (Consolidated Autoliv)	$0.43	$1.47	(70.7)%

1) Excluding costs for capacity alignments and antitrust related matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the second quarter of 2018 was $24 million higher than in the same quarter of 2017. The gross margin decreased by 1.0pp to 19.9%, from 20.9% in the same quarter of 2017, mainly due to adverse impact of currency changes, raw material costs and launch related costs, partly offset by operating leverage from increased sales.

Selling, General and Administrative (S,G&A) expenses decreased slightly compared to the same quarter in the prior year, while Research, Development & Engineering (R,D&E) expenses net, increased by $22 million compared to the same quarter in the prior year mainly as a result of lower engineering income and the significant increase in product launches in the second quarter of 2018.

Operating income increased by $9 million to $229 million, corresponding to a reported operating margin of 10.4% of sales, compared to 11.1% of sales in the same quarter of 2017. Adjusted operating margin*, excluding costs for capacity alignments and antitrust related matters, was 10.4% of sales compared to 10.9% of sales for the same period in 2017. The decrease was mainly due to the lower gross margin and higher R,D&E, net costs. Income before taxes increased by $9 million compared to the same quarter of the previous year.

Income attributable to controlling interest from Continuing Operations increased by $57 million, partly due to the effective tax rate decline to 8.1% from 32.4% in the prior year. Discrete tax items, net for Continuing Operations had a favorable impact of 19.2pp in the quarter, mainly due to the reversal of valuation allowances that were previously recorded against deferred tax assets and are no longer required as a consequence of the spin-off.

Net income attributable to controlling interest (Consolidated Autoliv) decreased by $93 million mainly due to costs relating to the separation of our business segments.

Earnings per share (EPS) from Continuing Operations assuming dilution increased by 43% to $2.20 compared to $1.54 for the same period one year ago. The main positive items affecting EPS were 58 cents from tax items, net and 12 cents from higher adjusted operating income. The adjusted EPS* from Continuing Operations assuming dilution was $2.22 compared to $1.50 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 87.4 million compared to 88.1 million in the second quarter of 2017.

Q2 Report – 2018	2nd Quarter

Cash Flow and Balance Sheet

Cash flow from operations amounted to $47 million compared to $179 million in the same quarter of 2017. The decrease was primarily driven by costs for separating our business segments and increased operating working capital, mainly driven by increased sales and unfavorable geographic and timing effects.

Cash flow before financing* was negative $117 million, primarily due to lower operating cash flow and increased capital expenditures supporting the organic growth. Capital expenditures, net, of $165 million were $51 million more than depreciation and amortization expense during the quarter and $26 million higher than capital expenditures, net during the second quarter of 2017. Of the total $165 million in capital expenditures, net, approximately $125 million was attributable to Continuing Operations.

Working capital was 7.2% of sales and operating working capital* was 9.1% of sales. The Company targets that operating working capital in relation to the last 12-month sales should not exceed 10%.

Accounts receivable in relation to sales was 79 days outstanding, compared to 76 days outstanding on December 31, 2017 and 75 days outstanding on June 30, 2017. Days inventory outstanding was 33 days,

compared to 35 days on December 31, 2017 and 33 days on June 30, 2017.

The Company’s net debt position* increased by $1,210 million during the quarter to $1,785 million, mainly due to the capitalization of Veoneer. Gross interest-bearing debt increased during the quarter by $913 million to $2,284 million.

Autoliv’s policy is to maintain a leverage ratio* commensurate with a strong investment grade credit rating. The Company measures its leverage ratio as net debt* adjusted for pension liabilities in relation to EBITDA (earnings before interest, taxes, depreciation and amortization). The long-term target is to maintain a leverage ratio of around 1x within a range of 0.5x to 1.5x. As of June 30, 2018, the Company had a leverage ratio* of 1.6x.

During the quarter, total equity decreased by $2,334 million to $2,008 million, mainly due to $2,129 million from the Veoneer spin-off, $54 million in dividends and $196 million related to currency translation effects. The decrease was partly offset by $34 million from net income. Total parent shareholders’ equity was $1,995 million corresponding to $22.90 per share.

Headcount

	June 30, 2018	March 31, 2018	June 30, 2017
Headcount	66,193	66,001	63,123
Whereof: Direct workers in manufacturing	71%	72%	71%
Best Cost Countries	80%	80%	79%
Temporary personnel	13%	13%	12%

Compared to March 31, 2018, total headcount (permanent employees and temporary personnel)

increased by 192. Compared to a year ago, headcount increased by 3,070.

Q2 Report – 2018	First Six Months

Financial Highlights First Six Months 2018

Consolidated net sales increased by 10.6% compared to the same period of 2017 with an organic growth* of 4.4% and positive currency translation effects of around 6.2%. All regions except Europe grew organically. Key organic growth areas were China, North America and India. Adjusted operating margin*, for Continuing Operations, excluding costs for capacity alignments and antitrust related matters, decreased by 30bps to 10.7%, compared to the same period in 2017, as adverse effects of currency changes, raw materials and product launch costs, was not fully offset by higher sales and lower S,G&A costs in relation to sales. EPS Continuing

Operations, diluted, increased by 25% to $4.02, as compared to the same period 2017. Adjusted EPS* Continuing Operations, diluted, increased by 27% to $4.04, as compared to the same period 2017. Operating cash flow for Autoliv (including both Continuing and Discontinued Operations) of $63 million was $266 million lower than the same period last year mainly due to costs for separation of our business segments and increased working capital driven by higher sales and unfavorable geographic and timing effects.

Sales by Product First Six Months 2018

Year over year change
First 6 months January - June 2018
	First 6 months 2018	First 6 months 2017	Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
Airbag Products and Other2)	$2,877.5	$2,671.1	$206.3	$150.7	$55.6
			7.7%	5.6%	2.1%
Seatbelt Products2)	$1,574.9	$1,354.4	$220.5	$100.6	$119.9
			16.3%	7.5%	8.8%
Total	$4,452.4	$4,025.5	$426.8	$251.3	$175.5
			10.6%	6.2%	4.4%
1) Effects from currency translations. 2) Including Corporate and other sales.

Airbag sales grew organically* by 2.1%, mainly driven by steering wheels in China, North America and Europe, and from inflatable curtains in North America, partly offset by organic sales decline of inflatable curtains in Europe.

Seatbelt sales grew organically* by 8.8%, mainly driven by growth in North America and China. Seatbelt sales grew organically in all regions except South Korea.

Q2 Report – 2018	First Six Months

Sales by Region First Six Months 2018

Year over year change
First 6 months January - June 2018
	First 6 months 2018	First 6 months 2017	Reported (U.S. GAAP)	Currency effects1)	Organic change
(Dollars in millions)
Asia	$1,584.4	$1,402.5	$181.9	$85.0	$96.9
			13.0%	6.1%	6.9%
Whereof: China	$751.5	$629.9	$121.7	$50.3	$71.4
			19.3%	8.0%	11.3%
Japan	$410.2	$385.2	$24.9	$14.0	$10.9
			6.5%	3.7%	2.8%
RoA	$422.7	$387.4	$35.3	$20.7	$14.6
			9.1%	5.3%	3.8%
Americas	$1,349.5	$1,260.7	$88.8	$3.4	$85.4
			7.0%	0.2%	6.8%
Europe	$1,518.5	$1,362.3	$156.1	$162.9	$(6.8)
			11.5%	12.0%	(0.5)%
Total	$4,452.4	$4,025.5	$426.8	$251.3	$175.5
			10.6%	6.2%	4.4%
1) Effects from currency translations.

In the first six months of 2018, Autoliv grew organically* by 4.4% against the prior corresponding period, about 2.6pp more than LVP growth according to IHS. The largest contributors to the organic growth were the Americas and China partly offset by South Korea and Europe.

The organic sales increase* from Autoliv’s companies in China of around 11% was driven by both global and domestic OEMs. Sales growth to global OEMs was mainly with VW, Nissan, Honda and GM. Sales growth to domestic OEMs was mainly with Geely, including Lynk & Co, and Great Wall.

Organic sales growth* of close to 3% from Autoliv’s companies in Japan was mainly derived from sales of frontal airbags to Nissan and Honda and seatbelts to Subaru and Mitsubishi and inflator replacement sales. Offsetting effects were mainly decreasing sales of side airbags to Nissan and Mitsubishi and seatbelts and frontal airbags to Toyota.

Organic sales growth* from Autoliv’s companies in the Rest of Asia was driven by strong sales development in India which grew organically* by around 33%, mainly due to sales of seatbelts, frontal airbags and steering wheels to Suzuki. Tata, Hyundai/Kia and Honda also contributed to organic growth. Sales in South Korea decreased, driven mainly by unfavorable model mix with Hyundai/Kia.

The organic growth* from Autoliv’s companies in Americas was close to 7%. North America grew organically* by more than 5% mainly due to new model launches with FCA, Honda, Tesla and Toyota, partly offset by lower sales to GM and Hyundai/Kia. Overall growth was mainly driven by seatbelts and steering wheels. Sales in South America grew organically* by about 36%, mainly due to increased sales of steering wheels, frontal airbags and seatbelts to FCA.

The 0.5% organic sales decline* in the period from Autoliv’s companies in Europe was mainly driven by JLR, PSA, FCA and Nissan. Offsetting effects were mainly seen with VW, Daimler and Volvo.

Light Vehicle Production Development First Six Months 2018

Change vs. same period last year
	China	Japan	RoA	Americas	Europe	Total
LVP, IHS Jul 16, 2018, H1	2.9%	0.6%	3.4%	(0.5)%	2.2%	1.8%

Q2 Report – 2018	First Six Months

Earnings First Six Months 2018

(Dollars in millions, except per share data)	First 6 months 2018	First 6 months 2017	Change
Net Sales	$4,452.4	$4,025.5	10.6%
Gross profit	$900.0	$844.0	6.6%
% of sales	20.2%	21.0%	(0.8)pp
S,G&A	$(200.9)	$(200.2)	0.3%
% of sales	(4.5)%	(5.0)%	0.5pp
R,D&E net	$(226.0)	$(201.9)	11.9%
% of sales	(5.1)%	(5.0)%	(0.1)pp
Operating income	$472.5	$442.1	6.9%
% of sales	10.6%	11.0%	(0.4)pp
Adjusted operating income1)	$474.8	$440.8	7.7%
% of sales	10.7%	11.0%	(0.3)pp
Income before taxes	$439.0	$400.9	9.5%
Tax rate	19.8%	29.1%	(9.3)pp
Income attributable to controlling interest from Continuing Operations	$351.4	$283.6	23.9%
Net income attributable to controlling interest (Consolidated Autoliv)	$163.9	$273.7	(40.1)%
Earnings per share Continuing Operations, diluted2, 3)	$4.02	$3.21	25.2%
Adjusted earnings per share Continuing Operations, diluted1, 2, 3)	$4.04	$3.19	26.6%
Earnings per share, diluted 2, 3) (Consolidated Autoliv)	$1.88	$3.10	(39.4)%

1) Excluding costs for capacity alignments and antitrust matters. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

The gross profit for the first six months of 2018 increased by $56 million, mainly a result of higher sales. The gross margin decreased by 0.8pp compared to the same period in 2017, mainly due to adverse impact of currency changes, raw material costs and launch related costs partly offset by operating leverage from increased sales.

Selling, General and Administrative (S,G&A) expenses were nearly unchanged. Research, Development & Engineering (R,D&E) expenses, net, as percent of sales was 5.1% compared to 5.0% in the same period the prior year.

Operating income increased by $30 million to $473 million, or 10.6% of sales, for the first half of the year, a decrease of 0.4pp compared to the same period in the prior year. Adjusted operating margin*, excluding costs for capacity alignments and antitrust matters, was 10.7% of sales compared to 11.0% of sales for the same period in 2017 as the gross margin decrease was not fully offset by lower S,G&A expenses as percent of sales.

Income before taxes increased by $38 million compared to the same period the previous year. Income attributable to controlling interest from Continuing Operations increased by $68 million, partly due to the decline in the effective tax rate to 19.8% from 29.1% in the prior year. Discrete tax items, net from Continuing Operations had a favorable impact of 7.4pp in the first half year, mainly due to the reversal of valuation allowances that were previously recorded against deferred tax assets and are no longer required after the Veoneer spin-off.

Net income attributable to controlling interest (Consolidated Autoliv) decreased by $110 million mainly due to costs relating to the separation of our business segments.

Earnings per share (EPS) from Continuing Operations assuming dilution increased by 25% to $4.02 compared to $3.21 for the same period one year ago. The main items affecting EPS were 46 cents from lower tax rate and 28 cents from higher adjusted operating income. The adjusted EPS* from Continuing Operations assuming dilution was $4.04 compared to $3.19 for the same period one year ago.

The weighted average number of shares outstanding assuming dilution was 87.4 million compared to 88.3 million in the first six months 2017.

Q2 Report – 2018	First Six Months

Cash Flow and Balance Sheet First Six Months 2018

Cash flow from operations amounted to $63 million compared to $329 million in the first six months 2017. The decrease was primarily related to costs for separation of our business segments and the increase in operating working capital due to increased sales and unfavorable geographic and timing effects.

Cash flow before financing* was negative $314 million compared to negative $43 million during the same period 2017, mainly due to the lower operating cash flow and higher capital expenditures supporting the organic growth. Capital expenditures, net, of $304 million were $81 million more than depreciation and amortization expense during the first six months 2018 and $44 million more than capital expenditures, net, during the first six months 2017. Of the total $304 million in capital expenditures, net, approximately $232 million was attributable to Continuing Operations.

The Company’s net debt position* increased by $1,416 million to $1,785 million compared to December 31, 2017, mainly due to the capitalization of Veoneer. Gross interest-bearing debt increased by $953 million to $2,284 million compared to December 31, 2017.

For the first six months, total equity decreased by $2,162 million to $2,008 million, mainly due to $2,129 million related to the spin-off of Veoneer, $108 million in dividends and $105 million from currency translation effects. The decrease was partly offset by $156 million from net income.

Q2 Report – 2018	2nd Quarter

Other Items

•

On May 9, 2018, Autoliv announced that it was named a GM Supplier of the Year by General Motors. GM’s Supplier of the Year award is reserved for suppliers who distinguish themselves by meeting performance metrics for quality, execution, innovation, and total enterprise cost. Award winners represent companies who provide products and services to General Motors in the areas of vehicle components, supply chain and logistics, customer care and aftersales, and indirect services.

•

On May 31 and June 4, Autoliv and Veoneer hosted Investor Days in Stockholm and New York, respectively, where management outlined corporate strategies, operational strengths, technologies and innovation roadmaps and financial plans for respective companies as stand-alone companies.

•

On June 18, 2018, Autoliv announced that it priced a 5-year bond offering of EUR 500 million in the Eurobond market (the “Notes”). The Notes were issued on June 26 and carry a coupon of 0.75%. The Notes are trading on the Global Exchange Market (GEM) of the Irish Stock Exchange (Euronext Dublin). S&P Global Ratings has assigned the Notes a rating of A-.

•

On July 18, 2018, Autoliv announced that it joined the new European H2020 research project OSCCAR to improve protection and safety for occupants of the future vehicle. By partnering with vehicle manufacturers, research organizations and other automotive suppliers, Autoliv will contribute to harmonized methods and tools for future restraint systems for future highly automated vehicles that have comfort and convenience enhancing features such as relaxed seating positions and rotated seats.

Dividends

On May 8, 2018, the Company declared a quarterly dividend to shareholders of 62 cents per share for the third quarter 2018, with the following payment schedule:

Ex-date (common stock)	August 21, 2018
Ex-date (SDRs)	August 21, 2018
Record Date	August 22, 2018
Payment Date	September 6, 2018

Next Report

Autoliv intends to publish the quarterly earnings report for the third quarter of 2018 on Friday, October 26, 2018.

Inquiries: Investors and Analysts

Anders Trapp

Vice President Investor Relations

Tel +46 (0)8 58 72 06 71

Henrik Kaar

Director Investor Relations

Tel +46 (0)8 58 72 06 14

Inquiries: Media

Stina Thorman

Acting Vice President Communications

Tel +46 (0)8 58 72 06 50

This information is information that Autoliv, Inc. is obliged to make public pursuant to the EU Market Abuse Regulation. The information was submitted for publication, through the agency of the VP of Investor Relations set out above, at 12.00 CET on July 27, 2018.

Footnotes

*Non-U.S. GAAP measure, see enclosed reconciliation tables.

Definitions and SEC Filings

Please refer to www.autoliv.com or to our Annual Report for definitions of terms used in this report. Autoliv’s annual report to stockholders, annual report on Form 10‑K, quarterly reports on Form 10‑Q, proxy statements, management certifications, press releases, current reports on Form 8-K and other documents filed with the SEC can be obtained free of charge from Autoliv at the Company’s address. These documents are also available at the SEC’s website www.sec.gov and at Autoliv’s corporate website www.autoliv.com. The restated historical financial statements reflecting the spin-off of Veoneer are unaudited, but have been derived from our historical audited annual reports.

Q2 Report – 2018	2nd Quarter

“Safe Harbor Statement”

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those that address activities, events or developments that Autoliv, Inc. or its management believes or anticipates may occur in the future. All forward-looking statements, including without limitation, statements  regarding management’s examination of historical operating trends and data, as well as estimates of future sales, operating margin, cash flow, effective tax rate or other future operating performance or financial results, and the anticipated impact of the completion of the spin-off of our Electronics business and the outlook for Autoliv following the spin-off are based upon our current expectations, various assumptions and/or data available from third parties. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that such forward-looking statements will materialize or prove to be correct as forward-looking statements are inherently subject to known and unknown risks, uncertainties and other factors which may cause actual future results, performance or achievements to differ materially from the future results, performance or achievements expressed in or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “estimates”, “expects”, “anticipates”, “projects”, “plans”, “intends”, “believes”, “may”, “likely”, “might”, “would”, “should”, “could”, or the negative of these terms and other comparable terminology, although not all forward-looking statements contain such words. Because these forward-looking statements involve risks and uncertainties, the outcome could differ materially from those set out in the forward-looking statements for a variety of reasons, including without limitation, changes in light vehicle production; fluctuation in vehicle production schedules for which the Company is a supplier, changes in general industry and market conditions or regional growth or decline; changes in and the successful execution of our capacity alignment, restructuring and cost reduction initiatives and the market reaction thereto; loss of business from increased competition; higher raw material, fuel and energy costs; changes in consumer and customer preferences for end products; customer losses; changes in regulatory conditions; customer bankruptcies, consolidations, or restructuring; divestiture of customer brands; unfavorable fluctuations in currencies or interest rates among the various jurisdictions in which we operate; component shortages; market acceptance of our new products; costs or difficulties related to the integration of any new or acquired businesses and technologies; continued uncertainty in pricing negotiations with customers; successful integration of acquisitions and operations of joint ventures; successful implementation of strategic partnerships and collaborations; our ability to be awarded new business; product liability, warranty and recall claims and investigations and other litigation and customer reactions thereto; (including the resolution of the Toyota recall); higher expenses for our pension and other postretirement benefits, including higher funding needs for our pension plans; work stoppages or other labor issues; possible adverse results of pending or future litigation or infringement claims; our ability to protect our intellectual property rights; negative impacts of antitrust investigations or other governmental investigations and associated litigation relating to the conduct of our business; tax assessments by governmental authorities and changes in our effective tax rate; dependence on key personnel; legislative or regulatory changes impacting or limiting our business; political conditions; dependence on and relationships with customers and suppliers; and other risks and uncertainties identified under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Reports and Quarterly Reports on Forms 10-K and 10-Q and any amendments thereto. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we assume no obligation to update publicly or revise any forward-looking statements in light of new information or future events, except as required by law.

Q2 Report – 2018

Key Ratios

	Quarter April - June		First 6 months		Latest 12 months	Full Year
	2018	2017	2018	2017		2017
Earnings per share Continuing Operations, basic1)	$2.21	$1.54	$4.03	$3.22	$7.51	$6.70
Earnings per share Continuing Operations, diluted1, 2)	$2.20	$1.54	$4.02	$3.21	$7.49	$6.68
Total parent shareholders’ equity per share	$22.90	$44.42	$22.90	$44.42	$22.90	$46.38
Cash dividend paid per share	$0.62	$0.60	$1.22	$1.18	$2.42	$2.38
Operating working capital, $ in millions3)	776	619	776	619	776	581
Capital employed, $ in millions4)	3,792	4,684	3,792	4,684	3,792	4,538
Net debt, $ in millions3)	1,785	572	1,785	572	1,785	368
Net debt to capitalization, %5)	47	12	47	12	47	8
Gross margin, %6)	19.9	20.9	20.2	21.0	20.3	20.6
Operating margin, %7)	10.4	11.1	10.6	11.0	10.4	10.6
Return on total equity, %8)	24.3	n/a	20.1	n/a	17.4	n/a
Return on capital employed, %9)	21.2	n/a	21.5	n/a	19.7	n/a
Average no. of shares in millions2)	87.4	88.1	87.4	88.3	87.3	87.7
No. of shares at period-end in millions10)	87.1	86.9	87.1	86.9	87.1	87.0
No. of employees at period-end11)	57,352	55,380	57,352	55,380	57,352	56,674
Headcount at period-end12)	66,193	63,123	66,193	63,123	66,193	64,550
Days receivables outstanding13)	79	75	78	74	81	76
Days inventory outstanding14)	33	33	32	33	34	35

1) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation. 2) Assuming dilution and net of treasury shares. 3) Non-U.S. GAAP measure; for reconciliation see enclosed tables below. 4) Total equity and net debt. 5) Net debt in relation to capital employed. 6) Gross profit relative to sales. 7) Operating income relative to sales. 8) Income from Continuing Operations relative to average total equity. 9) Operating income and income from Continuing Operations equity method investments, relative to average capital employed. 10) Excluding dilution and net of treasury shares. 11) Employees with continuous employment status, recalculated to full time equivalent heads. 12) Includes temporary hourly personnel. 13) Outstanding receivables relative to average daily sales. 14) Outstanding inventory relative to average daily sales.

Q2 Report – 2018

Consolidated Statements of Net Income

(Dollars in millions, except per share data)	Quarter April - June		First 6 months		Latest 12 months	Full Year
(Unaudited)	2018	2017	2018	2017		2017
Net sales
Airbag and Other products1)	$1,437.9	$1,316.6	$2,877.5	$2,671.1	$5,549.6	$5,343.2
Seatbelt products1)	773.6	667.3	1,574.9	1,354.4	3,014.1	2,793.6
Total net sales	$2,211.5	$1,983.9	$4,452.4	$4,025.5	$8,563.7	$8,136.8

Cost of sales	(1,771.8)	(1,568.6)	(3,552.4)	(3,181.5)	(6,828.0)	(6,457.1)
Gross profit	$439.7	$415.3	$900.0	$844.0	$1,735.7	$1,679.7

Selling, general & administrative expenses	(99.8)	(105.0)	(200.9)	(200.2)	(407.3)	(406.6)
Research, development & engineering expenses, net	(117.5)	(95.7)	(226.0)	(201.9)	(394.7)	(370.6)
Amortization of intangibles	(2.9)	(2.9)	(5.7)	(5.6)	(11.3)	(11.2)
Other income (expense), net	9.6	8.1	5.1	5.8	(32.4)	(31.7)
Operating income	$229.1	$219.8	$472.5	$442.1	$890.0	$859.6

Income from equity method investments	1.3	0.2	2.6	0.7	3.6	1.7
Interest income	1.1	1.8	2.8	3.8	6.4	7.4
Interest expense	(13.7)	(15.0)	(27.3)	(31.2)	(57.2)	(61.1)
Other non-operating items, net	(7.7)	(5.6)	(11.6)	(14.5)	(12.3)	(15.2)
Income from continuing operations before income taxes	$210.1	$201.2	$439.0	$400.9	$830.5	$792.4

Income taxes	(16.9)	(65.1)	(86.7)	(116.5)	(174.6)	(204.4)
Income from continuing operations	$193.2	$136.1	$352.3	$284.4	$655.9	$588.0

Loss from discontinued operations, net of income taxes	(159.1)	(7.8)	(195.8)	(14.0)	(466.8)	(285.0)
Net income	$34.1	$128.3	$156.5	$270.4	$189.1	$303.0

Less; Net income from continuing operations attributable to non-controlling interest	0.5	0.4	0.9	0.8	2.1	2.0
Less; Net loss from discontinued operations attributable to non-controlling interest	(3.6)	(1.9)	(8.3)	(4.1)	(130.3)	(126.1)
Net income attributable to controlling interest	$37.2	$129.8	$163.9	$273.7	$317.3	$427.1

Amounts attributable to controlling interest:
Net Income from continuing operations	$192.7	$135.7	$351.4	$283.6	$653.8	$586.0
Net Loss from discontinued operations, net of income taxes	(155.5)	(5.9)	(187.5)	(9.9)	(336.5)	(158.9)
Net income attributable to controlling interest	$37.2	$129.8	$163.9	$273.7	$317.3	$427.1

Earnings per share continuing operations2, 3)	$2.20	$1.54	$4.02	$3.21	$7.49	$6.68
Earnings per share discontinuing operations2, 3)	$(1.77)	$(0.07)	$(2.14)	$(0.11)	$(3.85)	$(1.81)
Earnings per share2, 3)	$0.43	$1.47	$1.88	$3.10	$3.64	$4.87

1) Including Corporate and other sales. 2) Assuming dilution and net of treasury shares. 3) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from EPS calculation.

Q2 Report – 2018

Consolidated Balance Sheets

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions, unaudited)	2018	2018	2017	2017	2017
Assets
Cash & cash equivalents	$507.5	$793.9	$959.5	$958.3	$922.5
Receivables, net	1,902.0	1,895.1	1,696.7	1,631.4	1,630.8
Inventories, net	709.7	704.3	704.3	672.7	636.7
Other current assets	254.6	238.6	197.0	209.3	185.1
Current assets, discontinued operations	–	710.0	647.2	650.7	672.4
Total current assets	$3,373.8	$4,341.9	$4,204.7	$4,122.4	$4,047.5

Property, plant & equipment, net	1,633.4	1,676.4	1,608.9	1,541.0	1,467.3
Investments and other non-current assets	352.4	352.0	341.0	325.4	332.2
Goodwill assets	1,391.9	1,400.0	1,397.0	1,393.7	1,390.4
Intangible assets, net	38.3	40.7	42.6	44.7	46.8
Non-current assets, discontinued operations	–	1,067.1	955.7	1,158.0	1,159.5
Total assets	$6,789.8	$8,878.1	$8,549.9	$8,585.2	$8,443.7

Liabilities and equity
Short-term debt	$605.6	$60.2	$19.7	$179.0	$185.6
Accounts payable	1,036.9	970.6	957.3	850.7	869.0
Other current liabilities	1,110.8	1,152.2	1,109.4	1,108.2	1,015.9
Current liabilities, discontinued operations	–	626.5	568.2	528.1	552.1
Total current liabilities	$2,753.3	$2,809.5	$2,654.6	$2,666.0	$2,622.6

Long-term debt	1,678.0	1,310.2	1,310.7	1,311.2	1,311.7
Pension liability	203.8	211.5	206.8	233.7	230.9
Other non-current liabilities	147.1	149.7	144.3	100.6	102.2
Non-current liabilities, discontinued operations	–	55.2	64.1	64.3	64.0
Total non-current liabilities	$2,028.9	$1,726.6	$1,725.9	$1,709.8	$1,708.8

Total parent shareholders’ equity	1,994.5	4,206.2	4,035.1	3,958.6	3,859.7
Non-controlling interest	13.1	135.8	134.3	250.8	252.6
Total equity	$2,007.6	$4,342.0	$4,169.4	$4,209.4	$4,112.3

Total liabilities and equity	$6,789.8	$8,878.1	$8,549.9	$8,585.2	$8,443.7

Q2 Report – 2018

Consolidated Statements of Cash Flow

	Quarter April - June		First 6 months		Latest 12 months	Full Year
(Dollars in millions, unaudited)	2018	2017	2018	2017		2017
Net income continuing operations	$193.2	$136.1	$352.3	$284.4	$655.9	$588.0
Net loss discontinued operations	$(159.1)	$(7.8)	$(195.8)	$(14.0)	$(466.8)	$(285.0)
Depreciation and amortization	113.5	99.6	223.3	214.4	434.7	425.8
Separation costs	26.8	–	26.8	–	26.8	–
Goodwill impairment charges	–	–	–	–	234.2	234.2
Other, net	6.5	9.5	12.6	(16.4)	2.2	(26.8)
Changes in operating assets and liabilities	(133.5)	(58.0)	(356.2)	(139.8)	(216.7)	(0.3)
Net cash provided by operating activities	$47.4	$179.4	$63.0	$328.6	$670.3	$935.9

Capital expenditures, net	(164.7)	(138.4)	(304.0)	(259.8)	(613.8)	(569.6)
Acquisitions of businesses and other, net	–	(111.5)	(72.9)	(111.5)	(89.1)	(127.7)
Net cash used in investing activities	$(164.7)	$(249.9)	$(376.9)	$(371.3)	$(702.9)	$(697.3)

Net cash before financing1)	$(117.3)	$(70.5)	$(313.9)	$(42.7)	$(32.6)	$238.6

Net increase (decrease) in short-term debt	344.6	(41.3)	410.0	(36.7)	238.1	(208.6)
Issuance of long-term debt	582.2	–	582.2	–	582.2	–
Dividends paid	(54.2)	(53.0)	(106.6)	(104.2)	(211.1)	(208.7)
Shares repurchased	–	(157.0)	–	(157.0)	–	(157.0)
Debt issuance costs	(2.6)	–	(2.6)	–	(2.6)	–
Common stock options exercised	2.7	0.8	7.6	2.6	12.9	7.9
Dividend paid to non-controlling interests	(2.0)	–	(2.0)	–	(1.8)	0.2
Capital contribution to Veoneer	(979.7)	–	(979.7)	–	(979.7)	–
Effect of exchange rate changes on cash	(60.1)	8.3	(47.0)	33.8	(20.4)	60.4
Increase (decrease) in cash and cash equivalents	$(286.4)	$(312.7)	$(452.0)	$(304.2)	$(415.0)	$(267.2)
Cash and cash equivalents at period-start	793.9	1,235.2	959.5	1,226.7	922.5	1,226.7
Cash and cash equivalents at period-end	$507.5	$922.5	$507.5	$922.5	$507.5	$959.5
1) Non-U.S. GAAP measure comprised of "Net cash provided by operating activities" and "Net cash used in investing activities".

Q2 Report – 2018

RECONCILIATION OF U.S. GAAP TO NON-U.S. GAAP MEASURES

In this report we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring Autoliv's performance. We believe that these measures assist investors and management in analyzing trends in the Company's business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.

Components in Sales Increase/Decrease

Since the Company generates approximately 75% of sales in currencies other than in the reporting currency (i.e. U.S. dollars) and currency rates have been rather volatile, we analyze the Company's sales trends and performance as changes in organic sales growth. This presents the increase or decrease in the overall U.S. dollar net sales on a comparable basis, allowing separate discussions of the impact of acquisitions/divestitures and exchange rates. The tables on pages 3, 4, 7 and 8 present changes in organic sales growth as reconciled to the change in the total U.S. GAAP net sales.

Q2 Report – 2018

Operating Working Capital

Due to the need to optimize cash generation to create value for shareholders, management focuses on operationally derived working capital as defined in the table below. The reconciling items used to derive this measure are, by contrast, managed as part of our overall management of cash and debt, but they are not part of the responsibilities of day-to-day operations' management. The historical periods in the table have been restated to only reflect continuing operations.

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions)	2018	2018	2017	2017	2017
Total current assets continuing operations	$3,373.8	$3,631.9	$3,557.5	$3,471.7	$3,375.1
Total current liabilities continuing operations	(2,753.3)	(2,183.0)	(2,086.4)	(2,137.9)	(2,070.5)
Working capital	$620.5	$1,448.9	$1,471.1	$1,333.8	$1,304.6
Cash and cash equivalents	(507.5)	(793.9)	(959.5)	(958.3)	(922.5)
Short-term debt	605.6	60.2	19.7	179.0	185.6
Derivative asset and liability, current	2.9	(1.5)	(2.1)	(0.7)	(1.4)
Dividends payable	54.0	53.9	52.2	52.1	52.6
Operating working capital	$775.5	$767.6	$581.4	$605.9	$618.9

Net Debt

As part of efficiently managing the Company’s overall cost of funds, we routinely enter into “debt-related derivatives” (DRD) as a part of our debt management. Creditors and credit rating agencies use net debt adjusted for DRD in their analyses of the Company’s debt and therefore we provide this non-U.S. GAAP measure. DRD are fair value adjustments to the carrying value of the underlying debt. Also included in the DRD is the unamortized fair value adjustment related to a discontinued fair value hedge which will be amortized over the remaining life of the debt. By adjusting for DRD, the total financial liability of net debt is disclosed without grossing debt up with currency or interest fair values.

	June 30	March 31	December 31	September 30	June 30
(Dollars in millions)	2018	2018	2017	2017	2017
Short-term debt	$605.6	$60.2	$19.7	$179.0	$185.6
Long-term debt	1,678.0	1,310.2	1,310.7	1,311.2	1,311.7
Total debt	$2,283.6	$1,370.4	$1,330.4	$1,490.2	$1,497.3
Cash and cash equivalents	(507.5)	(793.9)	(959.5)	(958.3)	(922.5)
Debt-related derivatives	8.6	(1.6)	(2.5)	(1.6)	(3.0)
Net debt	$1,784.7	$574.9	$368.4	$530.3	$571.8

Leverage ratio

The non-U.S. GAAP measure net debt is also used in the non-U.S. GAAP measure “Leverage ratio”. Management uses this measure to analyze the amount of debt the Company can incur under its debt policy. Management believes that this policy also provides guidance to credit and equity investors regarding the extent to which the Company would be prepared to leverage its operations. For details on leverage ratio refer to the table.

	June 30	March 31	December 31
(Dollars in millions)	2018	2018	2017
Net debt1)	$1,784.7	$574.9	$368.4
Pension liabilities	203.8	211.5	206.8
Debt per the Policy	$1,988.5	$786.4	$575.2

Net income2) (consolidated Autoliv)	$189.1	$283.3	$303.0
Less; Net loss, discontinued operations2)	466.8	315.5	285.0
Net income, continuing operations2)	655.9	$598.8	$588.0
Income taxes2)	174.6	222.8	204.4
Interest expense, net2, 3)	50.8	51.4	53.7
Depreciation and amortization of intangibles2, 4)	325.2	314.8	307.2
EBITDA per the Policy	$1,206.5	$1,187.8	$1,153.3

Leverage ratio	1.6	0.7	0.5

1) Net debt is short- and long-term debt less cash and cash equivalents and debt-related derivatives. 2) Latest 12 months. 3) Interest expense, net is interest expense including cost for extinguishment of debt, if any, less interest income. 4) Including impairment write-offs, if any.

Q2 Report – 2018

Items Affecting Comparability

We believe that comparability between periods is improved through the exclusion of certain items. To assist investors in understanding the operating performance of Autoliv's business, it is useful to consider certain U.S. GAAP measures exclusive of these items. Accordingly, the tables below reconcile from U.S. GAAP to the equivalent non-U.S. GAAP measure.

	Quarter April - June 2018			Quarter April - June 2017
(Dollars in millions, except per share data)	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$229.1	$1.1	$230.2	$219.8	($3.5)	$216.3
Operating margin, %	10.4	0.0	10.4	11.1	(0.2)	10.9
Income before taxes from Continuing Operations	$210.1	$1.1	$211.2	$201.2	($3.5)	$197.7
Net income attributable to controlling interest from Continuing Operations	$192.7	$1.0	$193.7	$135.7	($3.4)	$132.3
Return on capital employed, %2)	21.2	0.1	21.3	n/a	n/a	n/a
Return on total equity, %3)	24.3	0.2	24.5	n/a	n/a	n/a
Earnings per share, diluted continuing operations4, 5)	$2.20	$0.02	$2.22	$1.54	$(0.04)	$1.50

1) Excluding costs for capacity alignment and antitrust related matters. 2) Operating income and income from equity method investments continuing operations, relative to average capital employed. 3) Income from continuing operations relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

	First 6 months 2018			First 6 months 2017
	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP	Reported U.S. GAAP	Adjustments1)	Non-U.S. GAAP
Operating income	$472.5	$2.3	$474.8	$442.1	($1.3)	$440.8
Operating margin, %	10.6	0.1	10.7	11.0	(0.0)	11.0
Income before taxes from Continuing Operations	$439.0	$2.3	$441.3	$400.9	($1.3)	$399.6
Net income attributable to controlling interest from Continuing Operations	$351.4	$1.7	$353.1	$283.6	($1.6)	$282.0
Capital employed	$3,792	$2	$3,794	$4,684	$(1)	$4,683
Return on capital employed, %2)	21.5	0.1	21.6	n/a	n/a	n/a
Return on total equity, %3)	20.1	0.1	20.2	n/a	n/a	n/a
Earnings per share continuing operations, diluted[4], 5)	$4.02	$0.02	$4.04	$3.21	($0.02)	$3.19
Total parent shareholders' equity per share	$22.90	$0.02	$22.92	$44.42	$(0.02)	$44.40

1) Excluding costs for capacity alignment and antitrust related matters. 2) Operating income and income from equity method investments continuing operations, relative to average capital employed. 3) Income from continuing operations relative to average total equity. 4) Assuming dilution and net of treasury shares. 5) Participating share awards with right to receive dividend equivalents are (under the two class method) excluded from the EPS calculation.

Q2 Report – 2018

Items included in Non-GAAP adjustments	Quarter April - June 2018		Quarter April - June 2017
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$0.0	$-	$(3.9)	$(0.04)
Antitrust related matters	1.1	0.02	0.4	-
Total adjustments to operating income	$1.1	$0.02	$(3.5)	$(0.04)
Tax on non-U.S. GAAP adjustments1)	(0.1)	0.00	0.1	0.00
Total adjustments to Income from Continuing Operations	$1.0	$0.02	$(3.4)	$(0.04)

Weighted average number of shares outstanding - diluted		87.4		88.1

Return on capital employed2, 3)	$4.4		n/a
Adjustment Return on Capital employed, %	0.1%		n/a

Return on total equity4, 5)	$4.0		n/a
Adjustment Return on Total equity, %	0.1%		n/a

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized Q2 non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments continuing operations, relative to average capital employed. 4) Income from continuing operations relative to average total equity. 5) After adjustment for annualized Q2 non-U.S. GAAP Net income adjustment.

Items included in Non-GAAP adjustments
	First 6 months 2018		First 6 months 2017
	Adjustment Millions	Adjustment Per share	Adjustment Millions	Adjustment Per share
Capacity alignment	$1.2	$0.01	$(1.8)	$(0.02)
Antitrust related matters	1.1	0.01	0.5	-
Total adjustments to operating income	$2.3	$0.02	$(1.3)	$(0.02)
Tax on non-U.S. GAAP adjustments1)	(0.6)	0.00	(0.3)	0.00
Total adjustments to Income from continuing operations	$1.7	$0.02	$(1.6)	$(0.02)

Weighted average number of shares outstanding - diluted		87.4		88.3

Return on capital employed2, 3)	$9.2		n/a
Adjustment Return on Capital employed, %	0.2%		n/a

Return on total equity4, 5)	$6.7		n/a
Adjustment Return on Total equity, %	0.2%		n/a

1) The tax is calculated based on the tax laws in the respective jurisdiction(s) of the adjustment(s). 2) After adjustment for annualized H1 non-U.S. GAAP EBIT adjustment. 3) Operating income and income from equity method investments continuing operations, relative to average capital employed. 4) Income from continuing operations relative to average total equity. 5) After adjustment for annualized H1 non-U.S. GAAP Net income adjustment.

Q2 Report – 2018

Multi-year Summary Continuing Operations

(Dollars in millions, except per share data)	2017	2016	2015
Sales and Income
Net sales	$8,137	$7,922	$7,636
Operating income	860	831	708
Income before income taxes	792	784	655
Net income attributable to controlling interest	586	558	443

Financial Position
Current assets excluding cash	2,598	2,269	2,259
Property, plant and equipment, net	1,609	1,329	1,265
Intangible assets (primarily goodwill)	1,440	1,430	1,445
Non-interest bearing liabilities	2,418	2,154	2,049
Capital employed	4,538	4,225	3,670
Net debt (cash)	368	299	202
Total equity	4,169	3,926	3,468
Total assets	6,947	6,565	6,518
Long-term debt	1,311	1,313	1,499

Share data
Earnings per share (US$) – basic	6.70	6.33	5.03
Earnings per share (US$) – assuming dilution	6.68	6.32	5.02
Total parent shareholders’ equity per share (US$)	46.38	41.69	39.22
Cash dividends paid per share (US$)	2.38	2.30	2.22
Cash dividends declared per share (US$)	2.40	2.32	2.24
Share repurchases	157	-	104
Number of shares outstanding (million)1)	87.0	88.2	88.1

Ratios
Gross margin (%)	20.6	20.6	20.5
Operating margin (%)	10.6	10.5	9.3
Pretax margin (%)	9.7	9.9	8.6
Return on capital employed (%)	n/a	n/a	n/a
Return on total equity (%)	n/a	n/a	n/a
Total equity ratio (%)	49	48	46
Net debt to capitalization (%)	8	7	6
Days receivables outstanding	76	70	71
Days inventory outstanding	35	32	31

Other data
Airbag sales2)	5,342	5,256	5,036
Seatbelt sales	2,794	2,665	2,599
Net cash provided by operating activities 3)	936	868	751
Capital expenditures, net 3)	570	499	450
Net cash used in investing activities 3)	(697)	(726)	(591)
Net cash provided by (used in) financing activities 3)	(566)	(200)	(319)
Number of employees, December 31	56,700	55,800	51,300
1) At year end, excluding dilution and net of treasury shares. 2) Including steering wheels, inflators and initiators. 3) Including Discontinued Operations.